                                                                    EXHIBIT 99.1

CONTACTS:   DAVID OLIVER                  BILL PRATER
            CORPORATE COMMUNICATIONS      INVESTOR RELATIONS
            SOUTHTRUST CORPORATION        SOUTHTRUST CORPORATION
            (205) 254-5523                (205) 254-5187

              SOUTHTRUST ANNOUNCES RECORD SECOND-QUARTER EARNINGS
                             AND EARNINGS PER SHARE

     HIGHLIGHTS:  * Q2 EARNINGS PER SHARE INCREASE 14%
                  * Q2 EARNINGS INCREASE 11%
                  * 54 CONSECUTIVE QUARTERS OF EARNINGS INCREASES
                  * LOAN DEMAND CONTINUES IMPROVEMENT
                  * CREDIT QUALITY REMAINS EXCELLENT, CHARGE OFFS AT 0.32%
                  * SALE OF CREDIT CARD PORTFOLIO COMPLETED

BIRMINGHAM, Ala. (July 21, 2004) -- SouthTrust Corporation (NASDAQ: SOTR) today announced earnings per diluted share of $0.58 on record earnings of $194.7 million for the second quarter of 2004. Earnings per diluted share were up 14 percent and net earnings increased by 11 percent compared to the second quarter of 2003. This marks the 54th consecutive quarter of increased earnings.

On June 21, SouthTrust and Wachovia announced plans to merge. The companies expect to complete the merger in the fourth quarter.

"We are very pleased with the results from the second quarter," said Wallace D. Malone Jr., Chairman and CEO of SouthTrust Corp. "The legacy of outstanding performance continues as we strategically position the company for the future. SouthTrust has long been a top performer as an independent company, and will continue to provide excellent performance as part of the Wachovia franchise. This is a prospect that I am very excited about."

Non-interest income increased to $242.2 million in the second quarter of 2004, up 36 percent from the same period in 2003. Service charges on deposit accounts grew 5 percent to $75.6 million. Mortgage banking income decreased 61 percent to $9.6 million from last year's record second quarter level as mortgage refinancings have decreased, as expected. All other fee income decreased $5.6 million to $56.5 million, primarily as a result of lower investment fees. Securities gains during the quarter of $6.4 million included a $3.8 million gain from the sale of an equity investment obtained through an acquisition that no longer served its original purpose under the company's long-term

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SOUTHTRUST EARNINGS, PAGE 2

strategy. Other non-interest income increased $73.6 million to $94.1 million, mainly due a $75.7 million gain from sale of the company's credit-card portfolio.

The fully taxable equivalent net-interest margin improved to $422.2 million, which equaled a net-interest margin of 3.51 percent compared to 3.60 percent in the second quarter of 2003. As expected, the net-interest margin percentage was relatively stable compared to the first quarter level of 3.50 percent.

"We have continued to be disciplined about keeping the balance sheet in position to benefit from growth without giving up margin during a rising-rate environment. We believe that this will continue to be a sound strategy, as the Federal Reserve recently began to increase short-term rates," Malone said.

Non-interest expense increased 14 percent to $349.7 million largely due to one-time costs associated with the sale of the credit card portfolio, totaling $14.3 million, and professional expenses related to the company's pending merger with Wachovia Corp., which were $20.0 million.

At quarter end, total assets were $52.9 billion, compared to $51.7 billion in the second quarter of 2003. Total deposits increased 7 percent from second quarter 2003 to $36.8 billion. Stockholders' equity was $4.5 billion, which was a strong 8.43 percent of total assets.

During the second quarter of 2004, loans grew $618.8 million to $36.5 billion. This represents an annualized rate of 7 percent. Loan growth for the quarter included about $515.9 million in loans obtained in the FloridaFirst acquisition. Dispositions included about $313.7 million in credit-card loans that were sold. Additionally, the auto lease portfolio declined $66.0 million to $728.0 million as SouthTrust ceased new originations early during the second quarter. Low interest rates and the prospect that rates will rise in the near future also caused many commercial real estate mortgage customers to seek permanent financing, which contributed to a $141.6 million decrease in the commercial real estate mortgage portfolio.

"On the whole, the pace of loan origination is about what we expected in an improving economy. We continue to see an improvement in the number of lending opportunities, and we remain encouraged for prospects of continued loan growth," Malone said.

Credit quality remains a core strength at SouthTrust. For the second quarter, net loans charged off were $28.5 million, or 0.32 percent of loans, compared to $30.2 million, or 0.35 percent of loans, in the second quarter of 2003.

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SOUTHTRUST EARNINGS, PAGE 3

Non-performing assets continue to show a favorable trend. Total non-performing assets as of June 30, 2004, were $199.8 million, or 0.55 percent of loans plus other non-performing assets. This is a decrease from the March 31, 2004, level of $221.1 million, or 0.62 percent of loans plus other non-performing assets. The company's loan-loss reserve for second quarter was 1.40 percent of loans. In addition, the loan-loss reserve coverage of non-performing loans was 307 percent.

"As the economy continues to improve, credit quality, in general, has shown improvement. Specifically, charge-offs and non-performing assets have declined. SouthTrust's asset quality is outstanding, and we do not expect moderately rising interest rates to change that at all."

On May 14, 2004, SouthTrust completed the acquisition of FloridaFirst Bancorp Inc., in Lakeland, Fla., and its subsidiary, FloridaFirst Bank. FloridaFirst had total assets of $761.1 million, loans of $515.9 million and deposits of $535.3 million.

SouthTrust Corporation (www.southtrust.com) is a $52.9 billion regional bank holding company with headquarters in Birmingham, Ala. SouthTrust operates 736 banking and loan offices and 890 ATMs in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The company offers a complete line of banking and other related financial services to commercial and retail customers. SouthTrust is a Forbes Platinum 400 company that trades on the NASDAQ Stock Market under the symbol SOTR. The company is listed on the S&P 500 index and the Keefe, Bruyette & Woods BKX Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved.

DETAILED FINANCIAL TABLES ARE AVAILABLE AT WWW.INVESTOR.SOUTHTRUST.COM

                                   -- SOTR --

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SOUTHTRUST CORPORATION
FINANCIAL HIGHLIGHTS

                                                                Three Months                    Six Months
                                                                Ended June 30,      %          Ended June 30,         %
                                                             2004        2003     Change    2004         2003       Change
                                                             ----        ----     ------    ----         ----       ------
SUMMARY INCOME STATEMENT
(Fully taxable equivalent, in thousands)

Interest income                                            $ 577,334   $ 609,045          $1,145,198  $1,226,524
Interest expense                                             155,100     189,364             310,170     388,741
                                                           ---------   ---------          ----------  ----------
Net interest income                                          422,234     419,681             835,028     837,783
Tax equivalent adjustment                                     (2,857)     (2,925)             (5,693)     (5,809)
Provision for loan losses                                     29,000      30,300              56,522      59,700
                                                           ---------   ---------          ----------  ----------
Net interest income after provision for loan losses          390,377     386,456             772,813     772,274
Non-interest income (excluding securities transactions)      235,818     179,066             399,259     343,394
Securities transactions                                        6,399      (1,379)              9,332      (2,475)
Non-interest expense                                         349,719     306,366             635,073     604,394
                                                           ---------   ---------          ----------  ----------
Income before income taxes                                   282,875     257,777             546,331     508,799
Income taxes                                                  88,135      82,997             168,634     162,674
                                                           ---------   ---------          ----------  ----------
Net income                                                 $ 194,740   $ 174,780   11.4%  $  377,697  $  346,125      9.1%
                                                           =========   =========          ==========  ==========

EARNINGS & DIVIDENDS
(Dollars in thousands, except per share data)

Basic:
  Earnings per share                                       $    0.59   $    0.51   15.7%  $     1.14  $     1.01     12.9%
  Average shares outstanding                                 332,037     340,220             331,532     342,853

Diluted:
  Earnings per share                                       $    0.58   $    0.51   13.7%  $     1.12  $     1.00     12.0%
  Average shares outstanding                                 336,450     343,578             335,851     347,017

Cash dividends declared per share                          $    0.24   $    0.21   14.3%  $     0.48  $     0.42     14.3%

PERFORMANCE RATIOS

Return on average assets                                        1.49%       1.37%               1.46%       1.37%
Return on average tangible assets                               1.51        1.39                1.48        1.39
Return on average equity                                       17.75       15.53               17.16       15.34
Return on average tangible equity                              21.87       18.92               21.04       18.62
Net interest margin (FTE)                                       3.51        3.60                3.50        3.65
Net loans charged-off to net average loans                      0.32        0.35                0.31        0.34
Allowance to net loans outstanding                              1.40        1.46                1.40        1.46
Non-interest expense as a % of average total assets             2.67        2.39                2.45        2.39
Efficiency ratio                                               53.14       51.17               51.45       51.17

SELECTED AVERAGE BALANCES
(Dollars in millions, except per share data)

Total assets                                               $52,650.0   $51,342.1    2.5%  $ 52,192.1  $ 50,920.4      2.5%
Earning assets                                              48,442.7    47,116.1    2.8%    48,053.8    46,738.5      2.8%
Loans, net of unearned income                               36,326.4    34,405.1    5.6%    35,939.9    34,400.4      4.5%
Total deposits                                              36,605.9    33,880.2    8.0%    36,231.9    33,238.5      9.0%
Stockholders' equity                                         4,413.0     4,513.0   -2.2%     4,425.7     4,550.1     -2.7%

                                                            JUNE 30     June 30      %
                                                             2004        2003      Change
                                                             ----        ----      ------
SELECTED PERIOD END BALANCES
(Dollars in millions, except per share data)

Total assets                                              $ 52,910.4  $ 51,708.2    2.3%
Loans, net of unearned income                               36,510.9    34,297.1    6.5%
Total deposits                                              36,800.2    34,368.7    7.1%
Core deposits                                               27,849.9    26,565.8    4.8%
Stockholders' equity                                         4,458.6     4,496.9   -0.9%
Shares outstanding (in thousands)                            332,492     337,530
Book value per share                                      $    13.41  $    13.32
Number of banking offices                                        736         698
Number of ATMs                                                   890         876
Full-time equivalent employees                                12,640      12,358